June 2015

Preliminary Terms No. 406

Registration Statement No. 333-199966

Dated June 25, 2015

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

PLUS Based on the Performance of the iShares® MSCI ACWI ex U.S. ETF due September 29, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the ETF Shares have increased in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum payment at maturity. However, if the ETF Shares have decreased in price, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the ETF Shares. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the price of one ETF Share on the valuation date. The initial share price has been determined by reference to the closing price of one ETF Share on the strike date and will not be determined by reference to the closing price of one ETF Share on the pricing date. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® MSCI ACWI ex U.S. ETF
Aggregate principal amount:		$
Payment at maturity:		• If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × share percent increase
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The closing price of one ETF Share on the strike date, which was $46.31. The initial share price is not the closing price of one ETF Share on the pricing date.
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the strike date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings —Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I.
Leverage factor:		200%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		At least $11.30 (at least 113% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.30 per PLUS.
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Strike date:		June 24, 2015
Pricing date:		June , 2015 (expected to price on or about June 25, 2015)
Original issue date (settlement date):		June , 2015 (3 business days after the pricing date)
Valuation date:		September 26, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date —Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		September 29, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127X237 / US48127X2374
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(2)	$9.775
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.175 per $10 stated principal amount PLUS. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS

If the PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the PLUS as determined by JPMS would be approximately $9.558 per $10 stated principal amount PLUS. JPMS’s estimated value of the PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.50 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

PLUS Based on the Performance of the iShares® MSCI ACWI ex U.S. ETF due July 6, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Performance of the iShares® MSCI ACWI ex U.S. ETF due September 29, 2016 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	Approximately 15 months
Leverage factor:	200%
Maximum payment at maturity:	At least $11.30 (at least 113% of the stated principal amount) per PLUS (to be provided in the pricing supplement).
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, the iShares® MSCI ACWI ex U.S. ETF is a “Fund.”

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PLUS Based on the Performance of the iShares® MSCI ACWI ex U.S. ETF due July 6, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset. If the asset has decreased in value, investors are fully exposed to the negative performance of the asset. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Upside Scenario	The ETF Shares increase in price and, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 200% of the share percent increase, subject to the maximum payment at maturity of at least $11.30 (at least 113% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final share price is equal to the initial share price and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The ETF Shares decline in price and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final share price from the initial share price. (Example: if the ETF Shares decrease in price by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per PLUS.)
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PLUS Based on the Performance of the iShares® MSCI ACWI ex U.S. ETF due July 6, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$11.30 (113% of the stated principal amount) per PLUS (which represents the lowest hypothetical maximum payment at maturity)*

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.30 per PLUS.

PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus a return equal to 200% of the appreciation of the ETF Shares over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at a final share price of 106.50% of the initial share price.
▪	Par Scenario. If the final share price is equal to the initial share price, investors will receive the stated principal amount of $10 per PLUS.
▪	Downside Scenario. If the final share price is less than the initial share price, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price.
▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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PLUS Based on the Performance of the iShares® MSCI ACWI ex U.S. ETF due July 6, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the initial share price, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the price of the ETF Shares and may be zero.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.30 (at least 113% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Because the maximum payment at maturity will be limited to at least 113% of the stated principal amount for the PLUS, any increase in the final share price by more than 6.50% (if the maximum payment at maturity is set at 113% of the stated principal amount) will not further increase the return on the PLUS.
▪	The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial share price and the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates. JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.
▪	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:
▪	any actual or potential change in our creditworthiness or credit spreads;
▪	customary bid-ask spreads for similarly sized trades;
▪	secondary market credit spreads for structured debt issuances;
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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	the actual and expected volatility in the prices of the ETF Shares;
▪	the time to maturity of the PLUS;
▪	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
▪	interest and yield rates in the market generally;
▪	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities underlying the ETF Shares trade and the correlation among those rates and the price of one ETF Share;
▪	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
▪	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪	Investing in the PLUS is not equivalent to investing in the ETF Shares. Investing in the PLUS is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the PLUS. Those responsible for calculating and maintaining the ETF Shares and the underlying index, can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the PLUS.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on The NASDAQ Stock Market and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the PLUS.
▪	There are differences between the ETF Shares and the underlying index. The ETF Shares do not fully replicate the underlying index and may hold securities not included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on The NASDAQ Stock Market and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index.
▪	The PLUS are subject to risks associated with securities issued by non-U.S. companies. The equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain
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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪	The PLUS are subject to risks associated with emerging markets. Some of the equity securities underlying the ETF Shares have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
▪	The PLUS are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the price of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
o	existing and expected rates of inflation;
o	existing and expected interest rate levels;
o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
o	political, civil or military unrest in the countries issuing those currencies and the United States; and
o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	Owning the PLUS is not the same as owning the ETF Shares. Owning the PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the PLUS declines.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares, and, as a result, could decrease the amount an investor may receive on the PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the PLUS or so that
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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

you do not suffer a loss on your initial investment in the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.
▪	The final terms and valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the PLUS based on the minimums for JPMS’s estimated value and the maximum payment at maturity.
▪	The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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iShares® MSCI ACWI ex U.S. ETF Overview

The iShares® MSCI ACWI ex U.S. ETF is an exchange-traded fund of iShares® Trust, a registered investment company that consists of numerous separate investment portfolios, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization non-U.S. equities, which is currently the MSCI ACWI ex USA Index. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the iShares® MSCI ACWI ex U.S. ETF, see the information set forth in Appendix A.

Information as of market close on June 24, 2015:

Bloomberg Ticker Symbol:	ACWX
Current Closing Price:	$46.31
52 Weeks Ago (on 6/24/2014):	$48.73
52 Week High (on 6/24/2015):	$48.73
52 Week Low (on 1/6/2015):	$41.40

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 1, 2010 through June 24, 2015. The closing price of one ETF Share on June 24, 2015 was $46.31. The associated graph shows the closing prices of one ETF Share for each day in the same period. We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits. The historical closing prices of the ETF Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® MSCI ACWI ex U.S. ETF	High	Low	Period End
2010
First Quarter	$42.75	$37.10	$41.69
Second Quarter	$43.26	$35.05	$35.15
Third Quarter	$41.52	$35.40	$41.37
Fourth Quarter	$44.71	$41.28	$44.04
2011
First Quarter	$46.05	$41.82	$45.45
Second Quarter	$47.72	$42.84	$45.04
Third Quarter	$45.49	$34.49	$35.05
Fourth Quarter	$41.04	$34.05	$36.81
2012
First Quarter	$41.62	$36.57	$40.83
Second Quarter	$41.35	$34.80	$37.19
Third Quarter	$40.98	$35.53	$39.39
Fourth Quarter	$41.96	$38.45	$41.88
2013
First Quarter	$43.49	$41.81	$42.86
Second Quarter	$45.31	$40.06	$40.71
Third Quarter	$46.04	$40.67	$44.82
Fourth Quarter	$47.07	$44.37	$46.67
2014
First Quarter	$46.77	$42.97	$46.57
Second Quarter	$49.16	$46.26	$48.02
Third Quarter	$48.71	$45.48	$45.48
Fourth Quarter	$45.88	$42.15	$43.02
2015
First Quarter	$45.57	$41.40	$44.70

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iShares® MSCI ACWI ex U.S. ETF	High	Low	Period End
Second Quarter (through June 24, 2015)	$47.76	$45.07	$46.31

Shares of the iShares® MSCI ACWI ex U.S. ETF Daily Closing Prices January 4, 2010 to June 24, 2015

This document relates only to the PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the iShares® MSCI ACWI ex U.S. ETF from the publicly available documents described in the first paragraph under this “iShares® MSCI ACWI ex U.S. ETF Overview” section, without independent verification. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® MSCI ACWI ex U.S. ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI ACWI ex U.S. ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “iShares® MSCI ACWI ex U.S. ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® MSCI ACWI ex U.S. ETF could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The MSCI ACWI ex USA Index.  The MSCI ACWI ex USA Index is a free float-adjusted market capitalization-weighted index designed to measure the combined equity market performance of large- and mid-capitalization companies of developed and emerging market countries, excluding the United States. The MSCI ACWI ex USA Index is described under the heading “The MSCI ACWI ex USA Index” in Appendix A below.

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Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the PLUS:

JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors — JPMS’s estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Secondary market prices of the PLUS:	For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your PLUS

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should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the PLUS, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Supplemental use of proceeds and hedging:

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and Appendix A in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

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Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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APPENDIX A

The iShares® MSCI ACWI ex U.S. ETF

We have derived all information contained in this document regarding the iShares® MSCI ACWI ex U.S. ETF (the “ACWX Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The ACWX Fund is an investment portfolio of iShares® Trust. BFA is currently the investment adviser to the ACWX Fund. The ACWX Fund is an exchange-traded fund (“ETF”) that trades on The NASDAQ Stock Market under the ticker symbol “ACWX.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the ACWX Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the ACWX Fund, please see the ACWX Fund’s prospectus. In addition, information about iShares® Trust and the ACWX Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The ACWX Fund seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization non-U.S. equities, which we refer to as the underlying index. The underlying index is currently the MSCI ACWI ex USA Index. For more information about the MSCI ACWI ex USA Index, please see “— The MSCI ACWI ex USA Index” below.

BFA uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try manage the ACWX Fund. The ACWX Fund generally invests at least 90% of its assets in the securities of the MSCI ACWI ex USA Index or in depository receipts representing securities of the MSCI ACWI ex USA Index. In addition, the ACWX Fund may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the MSCI ACWI ex USA Index, but which BFA believes will help the ACWX Fund track the MSCI ACWI ex USA Index.

Representative Sampling

BFA uses a “representative sampling” indexing strategy to manage the ACWX Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the MSCI ACWI ex USA Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI ACWI ex USA Index. The ACWX Fund may or may not hold all of the securities that are included in the MSCI ACWI ex USA Index.

Correlation

The MSCI ACWI ex USA Index is a theoretical financial calculation, while the ACWX Fund is an actual investment portfolio. The performance of the ACWX Fund and the MSCI ACWI ex USA Index will vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ACWX Fund’s portfolio and the MSCI ACWI ex USA Index resulting from legal restrictions (such as diversification requirements) that apply to the ACWX Fund but not to the MSCI ACWI ex USA Index or the use of representative sampling. “Tracking error” is the divergence of the performance (return) of a ACWX fund’s portfolio from that of its underlying index. BFA expects that, over time, the ACWX Fund’s tracking error will not exceed 5%. Because the ACWX Fund uses a representative sampling indexing strategy, it can be expected to have a greater tracking error than if it used a replication indexing

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strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ACWX Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI ACWI ex USA Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

The following tables summarize the ACWX Fund’s top holdings in individual securities and by sector as of June 24, 2015.

Top 10 holdings in individual securities as of June 24, 2015

Security	Percentage of Total Holdings
Nestle S.A.	1.32%
Novartis AG	1.28%
Roche Holding AG	1.09%
Toyota Motor Corp	1.02%
HSBC Holdings PLC	0.94%
Samsung Electronics LTD	0.73%
BP PLC	0.67%
Taiwan Semiconductor Manufacturing	0.66%
Novo Nordisk Class B	0.65%
Bayer AG	0.64%

Holdings by country as of June 24, 2015

Country	Percentage of Total Holdings
Japan	16.06%
United Kingdom	12.57%
Switzerland	6.99%
France	6.94%
Germany	6.40%
Canada	6.38%
China	6.37%
Australia	5.20%
Korea (South)	3.08%
Netherlands	2.98%
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Country	Percentage of Total Holdings
Taiwan	2.61%
Spain	2.45%
Sweden	2.11%
Brazil	1.65%
South Africa	1.57%
India	1.52%
Italy	1.51%
Hong Kong	1.42%
Denmark	1.20%
Mexico	1.03%
Other	9.38%

Holdings by sector as of June 24, 2015

Sector	Percentage of Total Holdings
Financials	27.23%
Consumer Discretionary	11.14%
Industrials	10.90%
Consumer Staples	9.20%
Health Care	7.94%
Materials	7.51%
Information Technology	7.45%
Energy	6.56%
Telecommunication Services	4.96%
Other/Undefined	3.91%
Utilities	3.19%

The information above was compiled from the iShares® website, without independent verification. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

The MSCI ACWI ex USA Index

The MSCI ACWI ex USA Index is a free float-adjusted market capitalization-weighted index designed to measure the combined equity market performance of large- and mid-capitalization companies of developed and emerging market countries, excluding the United States. The MSCI ACWI ex USA Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. As of June 24, 2015, the MSCI ACWI ex USA Index captured geographical representation across the following developed markets: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. As of June 24, 2015, the MSCI ACWI ex USA Index captured geographical representation across the following emerging markets: Brazil, Chile, China, Colombia, Czech

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Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI ACWI ex USA Index is calculated using the same methodology utilized by MSCI Inc. in calculating the MSCI Indices referred to in “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1a-I.  For more information about the methodology for the MSCI ACWI ex USA Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1a-I.  For the purposes of the accompanying underlying supplement no. 1a-I, the MSCI ACWI ex USA Index is an “MSCI Index.”

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